EXHIBIT 99.1

OSI Systems Board Authorizes Additional 1,000,000 Shares for Share Buyback Program

HAWTHORNE, CA. – April 24, 2013 – OSI Systems, Inc. (NASDAQ: OSIS) today announced that the Company’s board of directors has authorized the purchase of up to 1,000,000 additional shares under the Company’s existing stock repurchase program, to a total of 4,000,000 shares authorized for purchase. Since inception of the stock repurchase program, originally established in 1999 and amended in 2004, the Company has purchased an aggregate of 2,589,960 shares of common stock, leaving up to 1,410,040 shares authorized for purchase under the current program, as increased.

Purchases may be made from time to time in the open market or in privately negotiated transactions and block trades, in accordance with federal securities laws, including Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended. This program does not have an expiration date. The share repurchase program may be modified, terminated or expanded by the company at any time without prior notice. There is no guarantee as to the exact number of shares, if any, that will be purchased by the company. The amount and timing of any purchases will depend on a number of factors, including price, trading volume, general market conditions, legal requirements, and other factors.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. We combine more than 30 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end product markets. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control, that may cause actual results to differ materially from those described in or implied by any forward-looking statement. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The stock repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be suspended or discontinued at any time. The timing and amount of any repurchases will be determined based on the Company’s evaluation of market conditions and other factors, including but not limited to the level of other investing activities and uses of cash. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

SOURCE: OSI Systems, Inc.

OSI Systems Inc

Ajay Vashishat

Vice President, Business Development

310-349-2237

avashishat@osi-systems.com